Exhibit 99.1

TransDigm Group Reports Fiscal 2018 Fourth Quarter and Year-End Results

Cleveland, Ohio, November 6, 2018/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter and fiscal year ended September 30, 2018.

Highlights for the fourth quarter and fiscal year include:

•	Fourth quarter net sales of $1,049.4 million, up 13.6% from $923.9 million;

•	Fourth quarter net income from continuing operations of $230.3 million, up 25.1% from $184.1 million;

•	Fourth quarter earnings per share from continuing operations of $4.14, up 87.3% from $2.21;

•	Fourth quarter EBITDA As Defined of $524.8 million, up 14.1% from $460.1 million;

•	Fourth quarter adjusted earnings per share of $4.44, up 27.6% from $3.48;

•	Fiscal 2018 net sales of $3,811.1 million, up 8.8% from $3,504.3 million;

•	Fiscal 2018 net income from continuing operations of $961.5 million, up 53.0% from $628.5 million;

•	Fiscal 2018 earnings per share from continuing operations of $16.28, up 92.7% from $8.45;

•	Fiscal 2018 EBITDA As Defined of $1,876.6 million, up 9.7% from $1,710.6 million; and

•	Fiscal 2018 adjusted earnings per share of $17.83, up 44.0% from $12.38.

Net sales for the quarter rose 13.6%, or $125.5 million, to $1,049.4 million from $923.9 million in the comparable quarter a year ago. Organic sales growth was 7.7%.

Net income from continuing operations for the quarter rose 25.1% to $230.3 million, or $4.14 per share, compared to $184.1 million, or $2.21 per share, in the comparable quarter a year ago. The increase in net income primarily reflects the increase in net sales described above and lower effective tax rate due to the enactment of the U.S. Tax Cuts and Jobs Act (tax reform).

Earnings per share were reduced in the prior period by $1.15 per share, representing dividend equivalent payments made during the quarter. No dividend equivalent payments were made during the fourth quarter of fiscal 2018.

Adjusted net income for the quarter rose 29.6% to $247.0 million, or $4.44 per share, from $190.7 million, or $3.48 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 12.2% to $489.4 million from $436.0 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 14.1% to $524.8 million compared with

$460.1 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 50.0%.

W. Nicholas Howley, TransDigm Group’s Executive Chairman, stated, “In fiscal 2018 we were able to allocate approximately $660 million to purchase three aerospace businesses that all met our stringent strategic and value creation requirements. In addition, after our fiscal year end, we announced an agreement to purchase Esterline for around $4.0 billion. When completed, it will be our largest acquisition to date. We plan to finance the acquisition through a combination of existing cash on hand and the incurrence of new term loans. We have obtained commitments for $3.7 billion, close to the full amount of financing required. This pending acquisition does not change our views and priorities on capital allocation and we expect to maintain the financial flexibility to meet any anticipated operating, acquisition or other opportunities that may arise.”

“Fiscal 2018 was a good year for TransDigm,” stated Kevin Stein, TransDigm Group’s President and Chief Executive Officer. “We are pleased with our full fiscal year operating results, and they were in-line with our original guidance, excluding the recent acquisitions. Our commercial aftermarket and defense revenues were both stronger than originally anticipated, partially offset by slightly weaker commercial OEM revenues. The slightly weaker commercial OEM was primarily due to softness in wide-body commercial transport aircraft revenue that we believe is timing related. Business jet and helicopter revenues were encouraging and have finally shown signs of more robust growth. Our full fiscal year EBITDA As Defined margin of over 49% remained strong in spite of unfavorable dilution from recent acquisitions.”

During the quarter, on July 13, 2018, TransDigm completed the acquisition of Skandia Inc. from Graycliff Partners LP for approximately $84 million, including the assumption of debt. Skandia is a leading provider of highly engineered foam, foam fabrication, flammability testing and acoustic solutions for the business jet market.

Subsequent to the quarter, on October 9, 2018, TransDigm entered into a definitive agreement under which TransDigm will purchase all of the outstanding shares of common stock of Esterline Technologies Corporation (NYSE:ESL) for $122.50 per share in cash, or a total transaction value of approximately $4.0 billion plus existing debt. The transaction is subject to customary closing conditions, including Esterline stockholder approval and the receipt of required regulatory approvals. The companies expect to complete the transaction in 2019.

Full Fiscal Year Results

Fiscal 2018 net sales rose 8.8% to $3,811.1 million from $3,504.3 million in the comparable period last year. Organic net sales growth was 5.5%.

Fiscal 2018 net income from continuing operations increased 53.0% to $961.5 million, or $16.28 per share, compared with $628.5 million, or $8.45 per share, in the comparable period last year. The current period was positively impacted by a lower effective tax rate due to tax reform. The current effective tax rate was 2.4% compared to 24.9% for the comparable period of fiscal 2017. The balance of the increase in net income primarily reflects growth in net sales described above, lower refinancing costs and lower acquisition-related costs, as well as improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts. This growth in net income was partially offset by higher interest expense due to an increase in the level of weighted average outstanding borrowings to $12.6 billion from $11.0 billion outstanding in the comparable period last year.

Earnings per share were reduced in both 2018 and 2017 by $1.01 per share and $2.87 per share, respectively, representing dividend equivalent payments made during each year.

Net loss from discontinued operations in fiscal 2018 was $4.5 million, or $0.08 loss per share, compared to $31.7 million, or $0.57 loss per share in the comparable period a year ago.

Fiscal 2018 adjusted net income rose 44.2% to $991.2 million, or $17.83 per share, from $687.5 million, or $12.38 per share, in the comparable period a year ago. Adjusted earnings per share in the current fiscal year includes $4.48 of favorable impact from the enactment of tax reform. Excluding this favorable tax impact, current earnings per share would be $13.35, an increase of 7.8% over the prior year.

Fiscal 2018 EBITDA increased 12.5% to $1,778.4 million from $1,581.0 million for the comparable period a year ago. EBITDA As Defined for the period increased 9.7% to $1,876.6 million compared with $1,710.6 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 49.2%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2019 Outlook
Mr. Stein stated, "Our fiscal 2019 guidance assumes that our commercial aftermarket and defense revenues will both grow in the mid to high-single-digit percentage range and commercial OEM revenues will grow in the low to mid-single-digit percentage range."

Excluding any impact from the pending acquisition of Esterline, assuming no additional acquisitions, and based on current market conditions, TransDigm expects fiscal 2019 financial guidance to be as follows:

•	Net sales are anticipated to be in the range of $4,125 million to $4,215 million compared with $3,811 million in fiscal 2018;

•	Net income from continuing operations is anticipated to be in the range of $843 million to $881 million compared with $962 million in fiscal 2018 (1);

•
Earnings per share from continuing operations is expected to be in the range of $14.56 to $15.24 per share based upon weighted average shares outstanding of 56.3 compared with $16.28 per share in fiscal 2018 (1);

•	EBITDA As Defined is anticipated to be in the range of $2,045 million to $2,095 million compared with $1,877 million in fiscal 2018; and

•	Adjusted earnings per share is expected to be in the range of $15.92 to $16.60 per share compared with $17.83 per share in fiscal 2018.
(1) Fiscal 2018 net income includes a one-time provisional benefit of $146.4 million, or $2.63 per share due to the enactment of tax reform. Excluding the one-time provisional tax benefit, fiscal 2018 earnings per share from continuing operations would be $13.65 per share. The mid-point of fiscal 2019 earnings per share guidance range of $14.90 represents a 9.2% increase over this adjusted number.
Please see the attached table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance mid-point estimated for the fiscal year ending September 30, 2019.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on November 6, 2018, beginning at 11:00 a.m., Eastern Time. To join the call, dial (888) 558-9538 and enter the pass code 1964369. International callers should dial (760) 666-3183 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for one week by dialing (855) 859-2056 and entering the pass code 1964369. International callers should dial (404) 537-3406 and use the same pass code.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2019 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Director of Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 1
SEPTEMBER 30, 2018 AND SEPTEMBER 30, 2017
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
NET SALES	$1,049,434	$923,885	$3,811,126	$3,504,286
COST OF SALES	452,168	392,646	1,633,616	1,519,659
GROSS PROFIT	597,266	531,239	2,177,510	1,984,627
SELLING AND ADMINISTRATIVE EXPENSES	123,022	104,898	450,095	415,575
AMORTIZATION OF INTANGIBLE ASSETS	18,661	18,404	72,454	89,226
INCOME FROM OPERATIONS	455,583	407,937	1,654,961	1,479,826
INTEREST EXPENSE - NET	173,232	156,603	663,008	602,589
REFINANCING COSTS	486	3,871	6,396	39,807
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	281,865	247,463	985,557	837,430
INCOME TAX PROVISION	51,571	63,316	24,021	208,889
INCOME FROM CONTINUING OPERATIONS	$230,294	$184,147	$961,536	$628,541
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1,531)	(30,689)	(4,474)	(31,654)
NET INCOME	$228,763	$153,458	$957,062	$596,887
NET INCOME APPLICABLE TO COMMON STOCK	$228,763	$90,172	$900,914	$437,630
Net earnings per share:
Net earnings per share from continuing operations - basic and diluted	$4.14	$2.21	$16.28	$8.45
Net loss per share from discontinued operations - basic and diluted	(0.03)	(0.56)	(0.08)	(0.57)
Net earnings per share	$4.11	$1.65	$16.20	$7.88
Cash dividends paid per common share	$—	$22.00	$—	$46.00
Weighted-average shares outstanding:
Basic and diluted	55,595	54,796	55,597	55,530

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 2
SEPTEMBER 30, 2018 AND SEPTEMBER 30, 2017
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$228,763	$153,458	$957,062	$596,887
Less: Loss from discontinued operations, net of tax (1)	(1,531)	(30,689)	(4,474)	(31,654)
Income from Continuing Operations	230,294	184,147	961,536	628,541
Adjustments:
Depreciation and amortization expense	34,310	31,949	129,844	141,025
Interest expense, net	173,232	156,603	663,008	602,589
Income tax provision	51,571	63,316	24,021	208,889
EBITDA	489,407	436,015	1,778,409	1,581,044
Adjustments:
Acquisition-related expenses and adjustments (2)	11,510	387	28,450	31,191
Non-cash stock compensation expense (3)	22,070	12,817	58,481	45,524
Refinancing costs (4)	486	3,871	6,396	39,807
Other, net (5)	1,288	7,015	4,822	12,997
Gross Adjustments to EBITDA	35,354	24,090	98,149	129,519
EBITDA As Defined	$524,761	$460,105	$1,876,558	$1,710,563
EBITDA As Defined, Margin (6)	50.0%	49.8%	49.2%	48.8%

(1) During the fourth quarter of fiscal 2017, the Company committed to disposing of Schroth in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale beginning September 30, 2017. On January 26, 2018, the Company completed the sale of Schroth in a management buyout to a private equity fund and certain members of Schroth management for approximately $61.4 million, which includes a working capital adjustment of $0.3 million that was settled in July 2018.

(2) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(3) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(4) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(5) Primarily represents foreign currency transaction gain or loss, payroll withholding taxes on dividend equivalent payments and stock option exercises, and gain or loss on sale of fixed assets.

(6) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED				Table 3
SEPTEMBER 30, 2018 AND SEPTEMBER 30, 2017
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Reported Earnings Per Share
Net income from continuing operations	$230,294	$184,147	$961,536	$628,541
Less: dividends on participating securities	—	(63,286)	(56,148)	(159,257)
	230,294	120,861	905,388	469,284
Net loss from discontinued operations	(1,531)	(30,689)	(4,474)	(31,654)
Net income applicable to common stock - basic and diluted	$228,763	$90,172	$900,914	$437,630
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	52,654	51,913	52,345	52,517
Vested options deemed participating securities	2,941	2,883	3,252	3,013
Total shares for basic and diluted earnings per share	55,595	54,796	55,597	55,530
Net earnings per share from continuing operations -basic and diluted	$4.14	$2.21	$16.28	$8.45
Net loss per share from discontinued operations - basic and diluted	(0.03)	(0.56)	(0.08)	(0.57)
Basic and diluted earnings per share	$4.11	$1.65	$16.20	$7.88
Adjusted Earnings Per Share
Net income from continuing operations	$230,294	$184,147	$961,536	$628,541
Gross adjustments to EBITDA	35,354	24,090	98,149	129,519
Purchase accounting backlog amortization	1,133	1,602	4,241	22,764
Tax adjustment	(19,740)	(19,177)	(72,738)	(93,369)
Adjusted net income	$247,041	$190,662	$991,188	$687,455
Adjusted diluted earnings per share under the two-class method	$4.44	$3.48	$17.83	$12.38
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from continuing operations	$4.14	$2.21	$16.28	$8.45
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	1.15	1.01	2.87
Non-cash stock compensation expense	0.31	0.16	0.96	0.57
Acquisition-related expenses	0.18	0.03	0.54	0.67
Refinancing costs	0.01	0.05	0.10	0.50
Reduction in income tax provision due to excess tax benefits on stock compensation	(0.21)	(0.21)	(1.14)	(0.84)
Other, net	0.01	0.09	0.08	0.16
Adjusted earnings per share	4.44	3.48	17.83	12.38
Less: Estimated impact of tax reform	(0.69)	—	(4.48)	—
Adjusted earnings per share excluding tax reform	$3.75	$3.48	$13.35	$12.38

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2018 AND SEPTEMBER 30, 2017
(Amounts in thousands)
(Unaudited)
	Fiscal Years Ended
	September 30, 2018	September 30, 2017
Net cash provided by operating activities	$1,022,173	$788,733

Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	2,875	83,753
Interest expense - net (1)	640,880	581,483
Income tax provision - current	177,722	215,385
Non-cash stock compensation expense (2)	(58,481)	(45,524)
Refinancing costs (4)	(6,396)	(39,807)
EBITDA from discontinued operations (6)	(364)	(2,979)
EBITDA	1,778,409	1,581,044
Adjustments:
Acquisition-related expenses (3)	28,450	31,191
Non-cash stock compensation expense (2)	58,481	45,524
Refinancing costs (4)	6,396	39,807
Other, net (5)	4,822	12,997
EBITDA As Defined	$1,876,558	$1,710,563

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(4) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(5) Primarily represents foreign currency transaction gain or loss, payroll withholding taxes on dividend equivalent payments and stock option exercises, and gain or loss on sale of fixed assets.

(6) During the fourth quarter of fiscal 2017, the Company committed to disposing of Schroth in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale beginning September 30, 2017. On January 26, 2018, the Company completed the sale of Schroth in a management buyout to a private equity fund and certain members of Schroth management for approximately $61.4 million, which includes a working capital adjustment of $0.3 million that was settled in July 2018.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in thousands)
(Unaudited)
	September 30, 2018	September 30, 2017
Cash and cash equivalents	$2,073,017	$650,561
Trade accounts receivable - net	704,310	636,127
Inventories - net	805,292	730,681
Current portion of long-term debt	75,817	69,454
Short-term borrowings-trade receivable securitization facility	299,519	299,587
Accounts payable	173,603	148,761
Accrued current liabilities	351,443	335,888
Long-term debt	12,501,946	11,393,620
Total stockholders' deficit	(1,808,471)	(2,951,204)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS
PER SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MID-POINT	Table 6
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019
(Amounts in millions, except per share amounts)
(Unaudited)
Year Ended
September 30,
2019 (guidance
mid-point)
Net income	$862
Adjustments:
Depreciation and amortization expense	138
Interest expense - net	743
Income tax provision	239
EBITDA	1,982
Adjustments:
Acquisition-related expenses and adjustments (1) and other, net (1)	17
Non-cash stock compensation expense (1)	71
Refinancing costs (1)	—
Gross Adjustments to EBITDA	88
EBITDA As Defined	$2,070
EBITDA As Defined, Margin (1)	49.7%

Earnings per share	$14.90
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	0.43
Non-cash stock compensation expense	0.97
Acquisition-related expenses and adjustments and other, net	0.23
Refinancing costs	—
Reduction in income tax provision due to excess tax benefits on stock compensation	(0.27)
Adjusted earnings per share	$16.26

Weighted-average shares outstanding	56.3

(1) Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.